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                  THE ST. PAUL COMPANIES, INC.

                      ANNUAL INCENTIVE PLAN


1.   Purpose

     The purpose of this Annual Incentive Plan ("AIP") is to provide key executives of The St. Paul Companies, Inc. and its subsidiaries (the "Company") with financial incentives which will motivate and reward performance that achieves established goals, including annual corporate earnings and business unit performance objectives. It is also intended to provide a procedure whereby a plan participant may defer the payment of all or a specified percentage of any awards under this plan payable to him/her until a specified time or event, elect an investment vehicle in which an award will be deemed invested for the period of deferral, and specify the manner and timing of the payment of any deferred amount. Further, it is intended that this plan be unfunded for tax purposes and for Title I of ERISA.

2.   Eligibility

     Executive officers of the Company (as defined under Rule 3b-7 of the Securities Exchange Act of 1934) at the end of the previous year are eligible to participate in the AIP. The participants will be those eligible executive officers who are selected prior to the beginning of the AIP plan year by the Executive Compensation Committee to receive awards for the plan year.

3.   Awards under the AIP

     The Executive Compensation Committee of the Board of Directors administers the AIP and approves awards based on the achievement of Company and/or business unit objectives. For purposes of the AIP, the Committee may consider and establish only the following measures: total shareholder return, return on equity, earnings per share, expense management, business unit achievement of profit or revenue targets, revenues, net income, operating income, or any combination thereof. Maximum awards to the eligible participants under the AIP range from 50%-105% of the participant's annual base salary as in effect on March 31 of the year for which the award is based. In no event shall the annual base salary used to compute a maximum award for any participant exceed 120% of that participant's annual base salary in effect on January 1 of the year for which the award is paid. Awards are either paid in cash or deferred, at the election of each participant, during the first quarter of the year following the year for which the award was earned.

4.   Deferral of Awards

     Commencing with the calendar year in which a Participant is first entitled to an award and each subsequent year in which he/she is so entitled, the Company shall retain the awards that participants have previously elected to defer, payable to the Participant at the time or times and in the manner specified by the Participant in a written election notice.

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     Deferral elections may be made annually.  An election
notice will specify the amount or percentage, if any, of any award to be deferred, the deferral period, the investment vehicle in which the amount deferred will be deemed invested, and the manner and timing of payment. Investment options are such investment vehicles as the Company may from time to time offer. The election notice must be delivered to the Company on or before December 31 preceding the year for which the award is made. An election is irrevocable once the year for which the award will be made has commenced, except that a participant may change his/her investment election periodically as the Company in its discretion may provide.

5.   Non-Alienation

     The rights and benefits of a participant hereunder and any other person or persons to whom payments may be made pursuant to this plan are personal to her/him and them, as the case may be, and, except for payments made following a participant's death, shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer, encumbrance, attachment, garnishment or other disposition.

6.   Exclusion From Benefits

     Awards under this plan shall not constitute compensation for the purpose of determining participation or benefits under any other plan of the Company unless specifically included as compensation in such plan.

7.   Status of Deferred Awards

     This plan constitutes a mere promise by the Company to pay the deferred awards in the future. To the extent a participant or any other person acquires a right to receive payments from the Company under this plan, such rights shall be no greater than the right of any unsecured general creditor of the Company.

8.   Payment Options

     A Participant may elect to have deferred awards paid in a single payment or in annual installments ranging from two to twenty years.

     Payment or commencement of payment of deferred awards may be elected as of the last day of the month in which the following events or dates (Valuation Dates) occur:

     a. Termination from employment, which means a complete severance of a participant's employment relationship with the Company and all affiliated companies. Accordingly, neither a transfer of a participant's employment among affiliated companies nor his/her absence from active service with the Company by reason of a disability leave or any other leave of absence will constitute a termination from employment.

     b. Retirement, which shall be deemed to occur if the participant terminates from employment with eligibility for an immediate and regular benefit payment under a tax qualified defined benefit plan of the Company.

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     c.   Total permanent disability, which shall be deemed
          to have occurred if the Executive Compensation Committee finds on the basis of medical evidence satisfactory to it that the participant is prevented from engaging in any suitable gainful employment or occupation and that such disability will be permanent and continuous during the remainder of his/her life.

     d.   Death.

     e.   December 31 of a year of the participant's choice.

     Except as provided herein with respect to insiders, the actual first or single payment will be made within 30 days of the first elected Valuation Date to occur. In the case of installments, subsequent installments will be valued as of the last day of each subsequent calendar year and will be paid within sixty days thereafter.

9.   Payment of Deferred Awards

     Awards deferred, together with interest and dividend equivalents accrued thereon, and/or valued and adjusted for income, gains, and losses hereunder, as the case may be, shall be paid in cash to the participant at such time or times as the participant shall have specified in writing in his/her irrevocable deferral notices to the Company. However, if a Phantom Company Stock Account is offered as an investment vehicle for deferred awards, a payment shall not be made to or on behalf of a participant subject to Section 16 of the Securities Exchange Act of 1934 ("insider") with respect to the participant's Phantom Company Stock Account hereunder unless at least six months shall have elapsed from the date the Company stock represented by such payment was credited to such participant's Phantom Company Stock Account except in case of the participant's death, disability, retirement or termination of employment with the Company and all affiliated organizations.


10.   Amendment and Termination

      The Board of Directors of the Company may amend or terminate this Plan at any time.